Exhibit 10.17

Employment Contract

AERIES TECHNOLOGY MIDDLE EAST LTD

(the “Company”)

and

SUDHIR APPUKUTTAN PANIKASSERY

(the “Employee”)

Date 13 June 2024

THIS CONTRACT OF EMPLOYMENT (“Contract”) is made on 13 June 2024 (“Commencement Date”)

BETWEEN:

1.	AERIES TECHNOLOGY MIDDLE EAST LTD, a private limited company duly registered with the Registration Authority of Abu Dhabi Global Market (“ADGM”) and licensed under commercial licence number 17260, having its registered office at CW01_019 & CW01_020, 9, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates (the “Company”); and

2.	SUDHIR APPUKUTTAN PANIKASSERY, an Indian national, holder of passport no. Z6343288, residing at Apartment no 410, La Rive Building 4, Port de la Mer, Jumeirah 1, Dubai, UAE (the “Employee”).

For the purposes of this Contract, each of the Company and the Employee shall be a “Party”, and together, the “Parties”.

WHEREAS:

a)	The Company is a wholly owned subsidiary of Aeries Technology Singapore Pte Ltd, a Singapore private company limited by shares with registration number, 202347507R (“Parent”), a company whose 100% shareholding is owned by Aark Singapore Pte. Ltd., a private company limited by shares with company registration number 200602001D (“Aark Singapore”)

b)	Pursuant to an amalgamation process completed on November 2, 2023, an amalgamation of Aark Singapore and WWAC Amalgamation Sub Pte. LTD., a Singapore private company limited by shares (“Amalgamation Sub”) occurred, with Aark Singapore being the surviving entity;

c)	Consequent to the amalgamation, Aeries Technology, Inc, a Cayman Islands exempted company limited by shares (“Group Parent”) with NASDAQ ticker number: AERT and previously known as Worldwide Webb Acquisition Corp, became a shareholder of Aark Singapore, with the Group Parent holding shares in excess of 20% of the issued capital of Aark Singapore;

d)	The Employee previously held employment with the Group Parent, however, due to geographical convenience, his employment was assigned to, and assumed by the Company on the same terms and conditions as he had with the Group Parent. To align the legal terms of his employment with the applicable laws of ADGM, the Parties have entered into this Contract to formalise the employment arrangement between the Employee and the Company on the same commercial terms as he held with the Group Parent.

THE PARTIES AGREE as follows:

1.	definitions and interpretation

1.1.	In this Contract, unless the context otherwise requires, the following expressions shall have the following meanings:

“ADGM Employment Regulations” means the Abu Dhabi Global Market Employment Regulations 2019 enacted by Abu Dhabi Global Market on the 1 January 2020, as amended;

“Board” means the board of directors of the Group Parent;

“Business Day” means a day other than a Saturday, Sunday, or a public holiday in the UAE;

“Cause” means an action or inaction by the Employee or other conduct, which in Employer’s reasonable assessment warrant termination of this Contract, including but not limited to:

(a)	the Employee’s conviction of, or plea of no contest to, a felony or other crime involving moral turpitude or the Employee’s commission of any crime involving misappropriation, embezzlement, conversion of any property (including confidential or proprietary information) or business opportunities, or fraud with respect to any member of the Company Group or any of its customers or suppliers;

(b)	material conduct by the Employee causing any member of the Company Group public disgrace or disrepute or economic harm;

(c)	failure of the Employee to perform duties assigned by the Board or a Supervisory Authority (other than as a result of death or Disability) that is not cured to the satisfaction of the Company within 10 (ten) days after written notice to the Employee specifying the failure;

(d)	any act or knowing omission of the Employee aiding or abetting a competitor or supplier of any member of the Company Group to the disadvantage or detriment of any member of the Company Group;

(e)	the Employee’s breach of fiduciary duty, gross negligence or wilful misconduct with respect to any member of the Company Group;

(f)	a material violation by the Employee of any policy of any member of the Company Group applicable to the Employee that has been communicated to the Employee in writing (including through posting on the website of any member of the Company Group), including gross insubordination;

(g)	any attempt by the Employee to secure any personal profit (other than through his indirect ownership of equity in the Company) in connection with the business of any member of the Company Group (for example, without limitation, using the Company Group’s assets to pursue other interests, diverting any business opportunity belonging to the Company Group to himself or to a third party, insider trading or taking bribes or kickbacks); or

(h)	any other material breach by the Employee of this Contract or any other agreement between the Employee and any member of the Company Group which is incurable or not cured to the Company’s reasonable satisfaction within 10 (ten) days after written notice thereof to the Employee.

For all purposes hereunder, no act or omission to act by the Employee shall be “wilful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

“Change in Control” means (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of all or substantially all (excluding shares that are part of a management roll over into the buyer entity) of the voting power of the outstanding securities of the Company by another Entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s shareholders on record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such shares and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding shares) hold at least 50% (fifty per cent) of the voting power of the surviving or acquiring Entity; or (iii) any reorganization, merger or consolidation in which the Company is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company;

“Company Group” means the Company and any Entities that are under common Control with the Company including any subsidiaries, parent Entities, or affiliates of the Company collectively. For the purposes of clarity, Company Group shall include the Parent, the Group Parent and Aark Singapore;

“Compensation Committee” means the compensation committee of the Board.

“Competitive Position” shall mean any ownership, investment, employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Employee and any person or entity that is engaged anywhere within the Territory (defined below), wholly or in material part, or that is an investor or prospective investor in a person or Entity that is engaged anywhere within the Territory, wholly or in material part, in the primary business of the Company at any point in time, including, but not limited to, tech enabled outsourcing services (the “Restricted Business”). Nothing herein shall prohibit the Employee from being a passive owner of not more than 1% (one per cent) of the outstanding stock of any class of a corporation that is publicly traded, so long as the Employee has no active participation in the business of such corporation.

“Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company Group, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company Group and the details of which are not generally known to the general public, including but not limited to:

(a)	any items that the Company Group has marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential;

(b)	all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists of the Company Group.

“Control” or “control” (and the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity whether through the ownership of voting shares, by contract or otherwise;

“Disability” shall mean: (A) a long-term disability entitling the Employee to receive benefits under the Company’s long-term disability plan as then in effect; or (B) if no such plan is then in effect or the plan does not apply to the Employee the inability of the Employee, as determined by the Company, to perform the essential functions of his regular duties and responsibilities hereunder, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least 12 (twelve) consecutive months. At the request of the Employee or his personal representative, the Company’s determination that the Disability of the Employee has occurred shall be certified by a physician mutually agreed upon by the Employee or his personal representative and the Company, the choice of such physician not to be unreasonably withheld by the Employee or his personal representative. Without such physician certification (if it is requested by the Employee or his personal representative), the Employee’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of Disability;

“Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

“Fiscal Year” means the fiscal year as followed by the Group Parent, which currently commences on April 1st of every year and ends on March 31st the following calendar year.

“Good Reason” shall mean (i) following a Change in Control, a material reduction in the nature or scope of the Employee’s aggregate duties and responsibilities or (ii) failure of the Company to pay or cause to paid Employee’s Annual Salary or Annual Incentive, if earned, unless agreed by the Employee;

“Registration Authority” means the Registration Authority of the ADGM;

“Restricted Period” shall mean for the purpose of clause 10 (Non-Compete), 1 (one) year following the termination of the Employee’s employment and, for all other purposes, 2 (two) years following the termination of the Employee’s employment. Notwithstanding the foregoing, the Restricted Period shall be extended for a period of time equal to any period(s) of time that the Employee is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates any provision of this Contract. In the event that any court determines that this restriction constitutes an unreasonable restriction against Employee, Employee and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved;

“Supervisory Authority” shall mean together, the chairman of the Parent and / or the Group Parent, the board of directors of the Parent and the Board;

“Trade Secrets” shall mean information or data of or about any member of the Company Group, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) any other information which is defined as a “trade secret” under applicable law;

“Territory” shall mean the geographic boundaries of UAE and each state within the United States of America and of each foreign country in which the Company Group owns or operates a Restricted Business located in such state or country (in the event that the Employee’s employment has terminated, determined at the time of the termination of the Employee’s employment), or in which the Company Group has purchased land or executed a lease to establish a Restricted Business (in the event that the Employee’s employment has terminated, determined at the time of the termination of the Employee’s employment). In the event that any court determines that this restriction constitutes an unreasonable restriction against Employee, Employee and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved;

“UAE” means the United Arab Emirates;

“Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to any member of the Company Group that were conceived, discovered, created, written, revised or developed by the Employee during the term of his employment with the Company Group; and

“Year” means the period of 12 (twelve) months in a Gregorian calendar starting on 1 January and ending on 31 December.

1.2.	In this Contract, unless otherwise specified, a reference to:

a)	“includes” and “including” shall mean including without limitation;

b)	“recitals”, “clauses”, “paragraphs” or “schedules” are to recitals, clauses and paragraphs of and schedules to this Contract;

c)	words importing the singular include the plural and vice-versa and words importing a gender include any gender; and

d)	the time of day, unless otherwise stated, is a reference to time in the UAE.

1.3.	The recitals and schedules form part of the operative provisions of this Contract and references to this Contract shall, unless the context otherwise requires, include references to the recitals and schedules.

2.	EMPLOYMENT, POSITION, DUTIES, REPORTING, FULL TIME STATUS and TERM

2.1.	The Company shall employ the Employee as its Chief Executive Officer (“CEO”) and the Employee shall serve the Company in such a position in accordance with the terms of this Contract and the Employee shall serve as the CEO of the Entities in the Company Group. To the extent necessary to execute such functions, the Employee may enter into additional contractual agreements, as deemed necessary.

2.2.	Duties. The Employee shall report to, perform and discharge faithfully the duties and responsibilities which may be assigned by the Supervisory Authority from time to time in connection with the conduct of the business of the Company Group; provided in each case that such duties and responsibilities are commensurate with the duties and responsibilities of persons in similar capacities in similarly sized companies. The Employee agrees that, as a senior executive of various Entities in the Company Group, the Supervisory Authority may instruct the Employee to perform and discharge faithfully duties and responsibilities with respect to the Company Group outside of just the Company. The Employee hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Contract and all applicable work policies, procedures and rules as may be issued by the Company (including policies, procedures and rules of the Company Group). The Employee also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

2.3.	Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Employee pursuant to clause 2.2 hereinabove, the Employee shall:

(a)	subject to clause 2.4 hereinbelow, devote substantially all of his business time, energy and skill to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; and

(b)	diligently follow and implement all lawful management policies and decisions communicated to the Employee by the Board or any other Supervisory Authority, as applicable.

Without limiting the generality of the foregoing, it is expressly clarified that the Employee shall not accept any advisory, consultancy or directorial roles or positions with any third-party Entities, or other federal or state government or governmental subdivision or agency without the prior written approval from the Company.

2.4.	Permitted Activities. Notwithstanding anything contained in clause 2.3 hereinabove, as long as the following activities do not, individually or in the aggregate, interfere with the Employee’s obligations to the Company Group or otherwise do not violate clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure) below or any applicable work policies, procedures and rules as may be issued by the Company, nothing herein shall be construed as preventing the Employee from:

(a)	managing his personal passive investments; or

(b)	participating in civic and professional affairs and organizations and conferences.

The Employee is required to disclose all board appointments and ownership interests above 5% (five per cent) in any other Entity. The Company will review any such activities and approve them for conflict of interest purposes. The Company agrees that the activities that the Employee is conducting on the Commencement Date, as disclosed in accordance with this clause 2.4 and as set forth on Schedule 4 hereto, are permitted for purposes of this clause. The Employee is required to duly and promptly inform the Company in writing if the Employee joins the board of any company or obtains an ownership interest above 5% (five per cent) during the period of this Contract.

2.5.	The Employee’s employment with the Company shall begin on 1 June 2024 and continue until terminated in accordance with this Contract (the “Term”).

2.6.	The Company shall comply with all applicable laws associated with employing the Employee in the UAE, including procuring the relevant work-permit for the Employee.

3.	hours of employment

3.1.	Subject to the provisions of the ADGM Employment Regulations, the Employee is required to be flexible in working hours and work such additional hours as may be necessary for efficient performance of his duties and powers under this Contract.

3.2.	The Employee shall not be entitled to receive any additional or overtime payment for work performed outside his normal working hours.

4.	place of employment

4.1.	The Employee’s place of employment shall be in the Emirate of Abu Dhabi, but the Employee may be required to work remotely, from home, or at such other places whether in the UAE or elsewhere as the Company may from time to time determine.

4.2.	The Employee will be required to travel both inside and outside UAE on the business of the Company in the proper performance of your duties from time to time.

5.	REMUNERATION, BONUSES, BENEFITS AND INCENTIVES

5.1.	The Employee shall be paid an annual salary as set out hereinbelow, subject to such deductions as are permitted by the ADGM Employment Regulations (the “Total Remuneration”).

5.2.	The Total Remuneration is inclusive of allowances and allocated as follows:

(a)	Annual Salary of USD 650,000.00 (United States Dollars Six Hundred and Fifty Thousand) per year, which shall be payable in 12 equal monthly instalments (the “Annual Salary”) The Annual Salary is inclusive of allowances and allocated as follows;

(i)	Basic Salary of USD 325,000 (United States Dollars Three Hundred and Twenty-Five Thousand) (the “Basic Salary”); and

(ii)	Special Allowance of USD 325,000 (United States Dollars Three Hundred and Twenty-Five Thousand)

The Annual Salary shall be paid equivalent to the local currency, in accordance with the Company’s normal payroll practices and may be increased from time to time at the sole discretion of the Board; In addition to, the Total Remuneration, the Employee shall also be entitled to the following benefits, bonuses and incentives:

(b)	Incentive, Savings and Retirement Plans. During the Term, the Employee shall be eligible to participate in all incentive (including, without limitation, long term incentive), savings and retirement plans, practices, policies and programs generally available to senior employee officers of the Group Parent (“Peer Employees”), on terms and conditions similar to such Peer Employees, except as to benefits that are specifically applicable to the Employee pursuant to this Contract and which will be commensurate with the position held and the responsibilities under this Contract. Without limiting the foregoing, the following provisions shall apply with respect to the Employee:

(i)	Annual Incentive Award: For the 2023 - 2024 Fiscal Year, the Employee shall be entitled to such annual bonus opportunity as the Employee is entitled based on the Company Group’s policies in effect immediately prior to the date hereof, payable in accordance with such policies. For the purposes of clarity, in this clause, the Company Group’s policies for annual bonus shall be the policies adopted by the Group Parent, as applicable. Commencing with the 2024-2025 Fiscal Year, the provisions of this clause 5.2(b)(i) shall govern and the Employee shall be entitled to an annual bonus opportunity up to 300% of his Annual Salary, the exact amount of which shall be determined by the Board or the Compensation Committee and shall be payable in accordance with the terms set forth on Schedule 3. The amount of and performance criteria with respect to any such bonus for any Fiscal Year commencing on or after the 2024 -2025 Fiscal Year shall be determined by the Board or the Compensation Committee. Any bonus determined by the Board or Compensation Committee to have been earned by the Employee will be due to the Employee no later than the 90th day after the Board’s or Compensation Committee’s determination. The Employee must be actively employed by the Company on the last day of the Fiscal Year to receive a bonus for such Fiscal Year. See Schedule 3 for additional information.

(c)	Options. Employee will be eligible for a grant of up to 6,651,005 options, subject to Employee’s continued service with the Company Group through the applicable grant date and approval by the Compensation Committee. The options will be subject to the terms and conditions of the 2023 Equity Incentive Plan of Group Parent (the “2023 Plan”), the applicable form of award agreement thereunder, and the terms and conditions set forth below.

(i)	Employee will be eligible to receive a Nonstatutory Share Option (as defined in the 2023 Plan) to purchase 5,151,005 Class A ordinary shares of Group Parent (the “Initial Option”), at an exercise price equal to the par value per share. The Initial Option will be fully vested as of the grant date and may be exercised over a period of 10 (ten) years from the grant date.

(ii)	In the discretion of the Compensation Committee, and subject to achievement of certain performance criteria related to inorganic growth of the Company Group prior to grant, Employee will be eligible to receive an additional Nonstatutory Share Option (as defined in the 2023 Plan) to purchase up to 1,500,000 Class A ordinary shares of Group Parent (the “Subsequent Option”), with the actual number of shares subject to the Subsequent Option to be determined by the Compensation Committee. The Subsequent Option will (i) have an exercise price of not less than Fair Market Value (as defined in the 2023 Plan), (ii) vest over a period of 5 (five) years, based on service-based vesting criteria (with vesting to occur in five approximately equal instalments) and performance-based vesting criteria related to accretive inorganic growth of the Company Group to be established by the Compensation Committee, and subject to Employee’s continued service with the Company Group through the applicable vesting date, and (iii) be exercisable over a period of 10 (ten) years from the grant date.

(d)	Welfare Benefit Plans. In addition to the medical insurance which will be provided to the Employee by the Company, during the Term, the Employee and the Employee’s eligible dependents shall be eligible to participate under the welfare benefit plans, practices, policies and programs provided by the Company Group (including, without limitation, medical, prescription, dental, disability, Employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Employees. For the purposes of clarity, in this clause, the welfare benefit plans, practices, policies and programs provided by the Company Group shall be the welfare benefit plans, practices, policies and programs adopted by the Group Parent, as applicable. Nothing in this Contract shall preclude the Group Parent from amending or terminating any employee benefit plan, practice, policy or program applicable to Peer Employees as long as such amendment or termination is applicable to all Peer Employees on a consistent basis; and

5.3.	Business Expenses. During the Term, the Company shall reimburse the Employee for all expenses reasonably incurred by the Employee in the performance of the Employee’s duties, and in accordance with the Company’s policies on business expense reimbursement.

5.4.	Reimbursements: The Employee shall also be eligible to reimbursement of all expenses reasonably incurred by the Employee towards accommodation, travel, telephone, internet costs on an actual basis, for performance of the Employee’s duties in UAE, and in accordance with the Company’s policies.

5.5.	Taxes: All compensation payable to the Employee hereunder shall be subject to all applicable taxes.

6.	VACATION leave

6.1.	Subject to clause 6.3, the Employee shall be entitled to 20 (twenty) Business Days vacation leave in each Year in addition to the UAE national holidays declared as public holidays, during which the Employee will receive his Total Remuneration.

6.2.	Vacation leave shall be taken at such time or times as may be approved in advance by the Company. During the Term, the Employee will be subject to the Company’s vacation policy.

6.3.	During the period in which the Employee’s employment commences and terminates, the Employee shall be entitled to such proportion of his vacation leave entitlement as shall have accrued on a pro rata basis.

6.4.	On termination of this Contract:

(a)	the Employee shall be entitled to receive payment in lieu of any vacation leave entitlement which has accrued prior to the date of termination but is unused; or

(b)	the Company shall be entitled to make deductions from the Employee’s Total Remuneration in respect of any vacation leave taken in excess of the entitlement accrued prior to the date of termination.

7.	sick LEAVE AND SICK pay

7.1.	Subject to the ADGM Employment Regulations, the Employee shall be entitled to sick leave in accordance with the Company’s policies for sick leave and entitlements for salary during the sick leave period.

8.	COMPANY POLICIES

8.1.	The Employee agrees to comply with the employment policies, practices, rules and instructions of the Company currently in force or which hereafter may be amended, revised or adopted in the sole discretion of the Company from time to time.

8.2.	The Employee agrees to comply at all times with the ADGM Employment Regulations, any other legislation of the ADGM and any other legislation that is applicable within the ADGM.

8.3.	The Employee shall comply at all times with such additional duties and obligations as are set out in Schedule 1 or as may be agreed between the Employee and the Supervisory Authority from time to time. In the event of a conflict between this Contract and the said Employee handbook, the provisions of this Contract shall prevail.

9.	INTELLECTUAL PROPERTY

9.1.	The Employee agrees to disclose immediately to the Company all inventions, discoveries, intellectual property, ideas, innovations, developments, improvements, and all processes relating to the operations or business of the Company made or conceived by the Employee alone or with others during the Term, whether made or conceived within or outside normal business hours.

9.2.	All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire”, and the Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest the Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.

9.3.	At the request of the Company, whether made during or upon the termination of the Employee’s employment, the Employee agrees to execute and deliver to the applicable member of the Company Group any transfers, assignments, documents or other instruments which such member of the Company Group may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company Group.

9.4.	The Employee agrees to make no claim against the Company with respect to the matters referred to above in clauses 9.1, 9.2 and 9.3 hereof.

10.	NON-COMPETE

10.1.	As a material inducement to the Company to enter into this Contract and to provide the Employee with the compensation and benefits described herein, and the Company’s recognition of the valuable experience, knowledge and receipt of proprietary information the Employee has gained and will gain from his employment with the Company, the Employee warrants and agrees that he will abide by and adhere to the requirements under clause 10 of this Contract.

10.2.	The Employee covenants and agrees to not obtain or engage in a Competitive Position during the Term and during the Restricted Period. The Employee and the Company recognize and acknowledge that the scope, area and time limitations contained in this Contract are reasonable and are properly required for the protection of the business interests of the Company due to the Employee’s status and reputation in the industry and the knowledge to be acquired by the Employee through his association with the Company’s business and the public’s close identification of the Employee with the Company and the Company with the Employee. Further, the Employee acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Contract. The Employee acknowledges and understands that, as consideration for his execution of this Contract and his agreement with the terms of this covenant not to compete, the Employee will receive employment with and other benefits from the Company in accordance with this Contract. In the event that any court determines that this restriction constitutes an unreasonable restriction against Employee, Employee and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

11.	NON-SOLICITATION

11.1.	As a material inducement to the Company to enter into this Contract and to provide the Employee with the compensation and benefits described herein, and the Company’s recognition of the valuable experience, knowledge and receipt of proprietary information the Employee has gained and will gain from his employment with the Company, the Employee warrants and agrees that he will abide by and adhere to the requirements under clause 11 in this Contract.

11.2.	The Employee recognizes and acknowledges that, as a result of his employment by the Company and his engagements with the Company Group, he will become familiar with and acquire knowledge of Confidential Information and certain other information regarding the other employees, consultants and employees of the Company Group, and the suppliers, customers and other business partners of the Company Group. Therefore, the Employee covenants and agrees that, during the Restricted Period, the Employee shall not, directly or indirectly, encourage, solicit or otherwise attempt to persuade any person in the employment or service of any member of the Company Group to terminate or reduce his or her employment or service with the Company or to violate any confidentiality, non-competition agreement that such person may have with the Company. Furthermore, neither the Employee nor any person acting in concert with the Employee nor any of the Employee’s affiliates shall, during the Restricted Period, employ any person who has been an Employee or management employee of the Company unless that person has ceased to be an employee of the Company for at least 12 (twelve) months. In the event that any court determines that this restriction constitutes an unreasonable restriction against Employee, Employee and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

11.3.	The Employee further covenants and agrees that during the Restricted Period, the Employee shall not, directly or indirectly, in any manner in any way interfere with the relationship between any member of the Company Group and any supplier, franchisee, licensee or other business relation (or any prospective supplier, franchisee, licensee or other business relationship) of any member of the Company Group (including, without limitation, by making any negative or disparaging statements or communications regarding any member of the Company Group or any of their respective operations, officers, directors or investors). In the event that any court determines that this restriction constitutes an unreasonable restriction against Employee, Employee and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

12.	CONFIDENTIALITY and non-disclosure

12.1.	In recognition of the need of the Company Group to protect its legitimate business interests, Confidential Information and Trade Secrets, the Employee hereby covenants and agrees that, during the Term and at all times thereafter, the Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company Group and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Contract or as required by applicable law, court order or other legal process: (A) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (B) with regard to any Confidential Information, for the Restricted Period.

12.2.	The Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which the Employee becomes aware. The Employee shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

12.3.	Clause 12 shall survive the termination of this Contract and the termination of the Employee’s employment.

13.	RESTRICTIVE COVENANTS

13.1.	The Employee and the Company agree that, having regard to the facts and matters aforesaid the restrictive covenants in clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure) are reasonable and necessary for the protection of the Company and its respective business and that, having regard to those circumstances, these covenants are fair and reasonable, and the Employee waives all defences to the enforcement thereof.

13.2.	The Employee understands and acknowledges that his violation of any provision of clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure) hereinabove will cause irreparable harm to the Company and the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Employee from any employment, service, or other act prohibited by this Contract. The Parties agree that nothing in this Contract shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of any provision of clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure), including, without limitation, the recovery of damages from the Employee or any person or entity acting in concert with the Employee. The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by the Employee, or the burden of proving actual damages which is also hereby waived by the Employee.

13.3.	If any part of any provision of clauses 10 (Non-Compete), 11 (Non-Solicitation), 12 (Confidentiality And Non-Disclosure), 13 (Restrictive Covenants) is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.

13.4.	Furthermore and in recognition that certain Severance Payments are being agreed to in reliance upon the Employee’s compliance with clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure) after termination of his employment, in the event the Employee breaches any of such business protection provisions or other provisions of this Contract, any unpaid amounts (e.g., those provided under clause 14 (Termination) shall be forfeited, and the Company shall not be obligated to make any further payments or provide any further benefits to the Employee following any such breach. Additionally, if the Employee breaches any of such business protection provisions or other provisions of this Contract or such provisions are declared unenforceable by a court of competent jurisdiction, any lump sum payment made pursuant to clause 14.4(b) or (c) hereinbelow shall be refunded by the Employee to the Company on a pro-rata basis based upon the number of months during the Restricted Period during which he violated the provisions of clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure) or, in the event any such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive their benefit as a result of the actions of the Employee. The Employee agrees and acknowledges that the opportunity to receive the severance benefits described in clause 14.2, 14.3, 14.4 and/or 14.5, conditioned upon his ongoing fulfilment of his obligations in this Contract, constitute sufficient consideration for his release of claims against the Company contained within the release form, regardless of whether the Employee’s entitlement to the Severance Payments or other benefits is forfeited in accordance with this clause 13.4.

13.5.	The Company and the Employee agree that the terms of clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure) shall continue to apply notwithstanding the manner or reasons for the termination of the Employee’s employment and regardless of whether the employment of the Employee is terminated with or without notice.

14.	TERMINATION

14.1.	General. The Company may, at any time and in its sole discretion, terminate the Employee’s employment, and thereby this Contract, with Cause, subject to any prior notice requirements of clause 14.2, or without Cause, and the Employee may, at any time and in his sole discretion, resign from his employment with the Company, and thereby terminate this Contract, subject to any prior notice requirements and cure opportunities contained in clause 14.3, if applicable (any such date of termination, the “Termination Date”).

14.2.	Effects of Termination with Cause: If the Employee’s employment with the Company shall be terminated by the Company with Cause during the Term the Employee shall be entitled to receive the following:

(a)	any unpaid Annual Salary earned through the Termination Date, to be paid in a cash lump sum in the next payroll cycle following the Termination Date; and

(b)	any compensation previously deferred by the Employee at the times provided in the applicable plans under which the deferral was made, if and to the extent payable to the Employee under the terms of the applicable plans and which has not been paid as of the Termination Date.

14.3.	Resignation by the Employee:

(a)	Without Good Reason. If the Employee resigns without Good Reason, the Company shall pay to the Employee any other accrued amounts or accrued benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively the “Accrued Amounts”) and the Company shall not have any further obligations to the Employee under this Contract except those required to be provided by applicable law or by this clause 14.3(a). The Employee is required to provide 6 (six) months’ written notice to the Company prior to resigning (“Notice Period”). After receipt of the Employee’s notice of resignation, the Company in its sole discretion can elect to accept Employee’s separation at an earlier date, require continued employment through the Notice Period, or elect to place the Employee on Garden Leave pursuant to clause 14.7.

(b)	With Good Reason. For the Employee to resign with Good Reason pursuant to this clause, the Employee is required to provide written notice of their claimed Good Reason event within 45 (forty-five) days of the Good Reason event to the Board. The Company will then have 45 (forty-five) days to remedy the condition giving rise to the claimed Good Reason event. If the Company fails to remedy the condition giving rise to the claimed Good Reason event, the Employee must terminate his employment within 180 (one hundred and eighty) days of the Good Reason event to collect any payments stated in this clause 14.3(b). If the Board determines that the Employee has resigned with Good Reason, the Company shall pay to the Employee any Accrued Amounts and the Severance Payment stated in clause 14.4(c) hereinbelow. The Board shall have the sole right to determine whether or not a Good Reason event has occurred in accordance with this clause, and the determination of the Board shall be binding on Employee. Payment of the Accrued Amounts and Severance Payment will follow the payment timeline set forth in clause 14.4(c) hereinbelow. To receive any payments under this clause, the Employee must comply with clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure).

14.4.	Effect of Termination without Cause: If the Employee’s employment with the Company is terminated by the Company without Cause:

(a)	the Company will provide the Employee with 6 (six) months’ notice prior to terminating the Employee’s employment. The Company can elect at its sole discretion to provide the Employee with payment in lieu of notice or to place Employee on Garden Leave pursuant to clause 14.7 hereinbelow;

(b)	the Company shall pay to the Employee the Accrued Amounts;

(c)	so long as the Employee complies with clauses 10 (Non-Compete), 11 (Non-Solicitation) and 12 (Confidentiality And Non-Disclosure) of this Contract, the Company shall pay to the Employee an amount (the “Severance Payment”) equal to 18 (eighteen) months of the Employee’s Annual Salary, an amount equivalent to Employee’s annual benefits (excluding clause 5.4) and an equivalent of amount of bonus / incentive received during the immediate preceding 2 (two) years as in effect on the Termination Date, which amount shall be payable in equal instalments (less applicable withholdings and deductions) over a period of 12 (twelve) months following the Termination Date (the “Severance Payment Period”), and commencing on the first payroll period (the “Initial Payment”) occurring on or after the 60th day following the Termination Date (the “Severance Delay Period”); provided, that the Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period, and the remaining payments shall continue for the remainder of the Severance Payment Period with the same frequency as the Employee’s Annual Salary was paid prior to such termination;

(d)	Payments pursuant to this clause 14.4 shall be in lieu of any other severance benefits that the Employee may be eligible to receive under the Company’s or any of the Company Group’s benefit plans or programs.

(e)	As a condition to receiving the payments or benefits provided for hereinabove, the Employee agrees to sign and deliver to the Company a release in a form attached hereto as Schedule 2 and delivered to the Company within 5 (five) Business Days of the Termination Date, which must become effective within 60 (sixty) days following the Termination Date.

14.5.	Termination Upon Death. This Contract shall terminate immediately upon the Employee’s death, and the Employee or his beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to the Employee on the date of his death. The rights of the Employee’s estate with respect to any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

14.6.	Disability. If the Company determines in good faith that the Disability of the Employee has occurred during the Term, it may give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by the Employee (the “Disability Effective Date”), provided, that, within the 30-day period after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. If the Employee’s employment is terminated by reason of his Disability, this Contract shall terminate, and the Employee shall be entitled to no further payments or benefits hereunder, other than payment of Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to the Employee on the Disability Effective Date. The rights of the Employee with respect to any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

14.7.	Garden Leave. So long as the Company continues to pay the Employee remuneration, the Company is entitled at its absolute discretion to require the Employee during any period of notice (or any part of such Notice Period) to do any one or more of the following: (i) not to carry out any work; or (ii) to carry out only some portion of work at Company’s sole discretion; or (iii) not attend the office premises of the Company during all or any part of the Notice Period; or (iv) to work remotely during all or any part of the Notice Period; and “Garden Leave” refers to any such period. Unless the Company agrees otherwise, the Employee will not, during Garden Leave:

(a)	do any work, whether paid or unpaid, for any third party;

(b)	hold himself out as a partner, director or other officer of the Company or any Company Group;

(c)	make any comment to any person about the change to his duties, roles, responsibilities or designation, except to confirm that he is on Garden Leave and that he has been given notice of termination or resigned as the case may be;

(d)	make contact with any employee, agent, customer or client of the Company or any Company Group;

(e)	The Employee acknowledges that during Garden Leave he will remain employed by the Company and that his obligations and duties (including, without limitation, those of good faith, fidelity and exclusive service) continue to apply. As indicated above, he may be required to render services to the Company during Employee’s Garden Leave, as and when required by the Company;

(f)	The Company reserves the right, at its sole discretion, to cancel the Employee’s Garden Leave at any time during the Notice Period and require him to resume work in the usual course.

14.8.	On termination of the employment under this Contract, the Employee shall:

a)	co-operate in the cancellation, without claim for payment except as provided in this Contract or in the ADGM Employment Regulations, of his residence visa and work permit;

b)	deliver to the Company all electronic devices and IT assets provided to him for the performance of his duties, all keys (physical and electronic), access cards, corporate credit cards, cheque books, all documents made, compiled or acquired by him which are in his possession, custody, care or control as a direct result of his employment, including (but not limited to) business cards, credit and charge cards, security and computer passes, or other media on which information is held in his possession relating to the business or affairs of the Company; and

c)	not at any time represent himself to be connected with the Company.

14.9.	The Company shall be entitled, at its sole discretion, to give the Employee payment in lieu of any notice of termination given to him or require the Employee not to attend work during any period of such notice.

15.	end of service benefits

15.1.	On termination of this Contract as provided for in clause 14.1 above, the Company shall pay the Employee such end of service gratuity as may be payable in accordance with the ADGM Employment Regulations.

15.2.	If this Contract is terminated in accordance with clause 14.2, the Employee shall not be entitled to end of service gratuity.

15.3.	For the avoidance of doubt, only the Basic Salary referred to in clause 5.2(a)(i) above shall be used for the calculation of any end of service gratuity payable under the ADGM Employment Regulations.

16.	Repatriation

16.1.	On termination of the employee’s employment, the Company shall provide the Employee with a one-way repatriation flight to the employee’s country of origin, or any other destination as agreed by the parties.

16.2.	Clause 16.1 above will not apply if the Employee:

a)	obtains alternative employment or visa sponsorship in the UAE within 30 (thirty) days from the date of termination; or

b)	has been dismissed for Cause in accordance with clause 14.2 of this Contract.

17.	INDEMNITY AND INSURANCE

The Company shall indemnify and hold the Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Employee, in connection with the defence of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Employee is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any of its affiliates. Pursuant thereto, the Company shall advance to the Employee all attorneys’ fees and expenses which the Employee may reasonably incur as a result of any such threatened or actual action or proceeding (or appeal therefrom), subject to his written undertaking to refund any such advances that are determined by a final non-appealable order of a court of competent jurisdiction that the Employee is not entitled to be indemnified for such amounts. In addition, the Company agrees that the Employee is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains from time to time to indemnify its director and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its commercially reasonable effort to maintain such insurance, in not less than its present limits, in effect at all times (including tail coverage with respect to the Employee’s employment. The indemnification obligations in this clause do not cover or extend to Losses due to Employee’s gross negligence or intentional misconduct.

18.	notices

All notices, consents, waivers, and other communications under this Contract must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in the case of the Employee, to the address or facsimile number set forth on the signature page hereto, and in the case of the Company, to the address or facsimile number set forth below (or in either case to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties):

If to the Company, to:

Aeries Technology Middle East.

[***]

With a copy to Norton Rose Fulbright US LLP, which will not constitute notice under this Contract:

[***]

If to the Employee:

[***]

19.	NO EFFECT ON OTHER ARRANGEMENTS

It is expressly understood and agreed that the payments made in accordance with this Contract are in addition to any other benefits or compensation to which the Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the company. Notwithstanding the foregoing, the provisions in clause 14 (Termination) regarding benefits that the Employee will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company.

20.	ENTIRE AGREEMENT

This Contract contains the entire agreement of the Parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the Parties with respect to the Employee’s employment with the Company.

21.	amendments

No modification, variation or amendment to this Contract shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both Parties.

22.	SEVERABILITY and SURVIVAL

22.1.	If it is determined, by a court of competent jurisdiction, that any part of this Contract is invalid or unenforceable it will be deemed to be severed from the remainder of this Contract for the purpose only of that particular proceeding. This Contract will, in every other respect, continue in full force and effect.

22.2.	If any provision or part of a provision of this Contract shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Contract in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

22.3.	The parties agree that those provisions that by their nature are intended to survive the termination of this Contract shall survive the termination notwithstanding the cause of termination.

23.	WAIVER

The waiver by any Party of any provision of this Contract shall not operate or be construed as a waiver of any subsequent breach by any other Party. No waiver of any provision of this Contract shall be implied from any course of dealing between the Parties or from any failure by any Party hereto to assert any rights hereunder on any occasion or series of occasions.

24.	ASSIGNMENT

The rights and obligations of the Company under this Contract shall inure to the benefit of and shall be binding upon their successors and assigns. The Company may assign its rights and obligations under this Contract to any Affiliate of the Company. “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. The Employee acknowledges that the services to be rendered by him are unique and personal, and the Employee may not assign any of his rights or delegate any of his duties or obligations under this Contract.

25.	GOVERNING LAW and dispute resolution

25.1.	This Contract is governed by and construed in accordance with the laws, regulations and rules applicable in the ADGM.

25.2.	In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Contract or breach thereof, any Party may refer the dispute to binding arbitration. Such arbitration will be administered by the ADGM Arbitration Centre (“AAC”) and the seat (the legal place) of the arbitration shall be the ADGM and the Arbitration Regulations of the ADGM in force at the date of the reference to arbitration shall apply. The arbitration will be conducted by a single arbitrator selected by the Employee and the Company according to the rules of the. In the event that the Parties fail to agree on the selection of the arbitrator within 30 (thirty) days after either the Employee’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAC. The arbitration proceeding will commence on a mutually agreeable date within 90 (ninety) days after the request for arbitration. The venue for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in the ADGM.

25.3.	Notwithstanding anything contained in this clause 25, nothing shall exclude the jurisdiction of the ADGM courts from resolving any dispute arising out of or in connection with this Contract, or the employment of the Employees.

[Signature page to follow]

/s/ Sudhir Appukittan Panikaserry
Signed by SUDHIR APPUKITTAN PANIKASERRY

/s/ Venu Raman Kumar
Signed by Venu Raman Kumar, Director

/s/ Biswajit Dasgupta
Signed by Biswajit Dasgupta, Director

for and on behalf of AERIES TECHNOLOGY MIDDLE EAST LTD

SCHEDULE 1

Key Roles & Responsibilities of Executive

●	Set and Drive the Short term, Medium term and Long term Strategy for the Company Group and define and execute the Company Group’s strategic goals and vision.

●	Oversee the financial health of the Company Group, making important decisions related to budgets, investments, capital allocation and financial reporting. Guide & Collaborate with the Chief Financial Officer to prepare annual budgets, complete risk analysis on potential investments, and advise the Board with regard to investment risk and return.

●	Work closely with the Board to define Company Group goals, collaborate on major decisions and ensure regular reporting to the board about the Company Group’s performance.

●	Drive innovation and growth strategies to keep the company competitive in the market. Ensure awareness of the Company Group’s marketing landscape, industry developments and expansion opportunities.

●	Heads the Corporate Strategy to consider major decisions including acquisitions, mergers, joint ventures, large-scale service area expansion or collaboration.

●	Build and provide leadership to the executive team and the organization as a whole, setting the tone for the Company Group’s culture and values and to ensure they produce results aligned to the overall strategy and mission of the Company Group.

●	Responsible to perform a supervisory & governance role to identify and manage risks that may impact Company Group’s performance. Ensure companywide risk framework is prepared and reviewed and monitored regularly to ensure minimal risks.

●	Responsible for Public dealings and Company Group image, communicating with shareholders, official bodies, regulatory authorities and the public.

●	Ensure the Company Group complies with all relevant laws and regulations, especially those governing publicly traded companies.

●	Drive sustainability initiatives, highest level of corporate governance and Social Responsibility efforts.

schedule 2

Form of Release

THIS RELEASE (this “Release”) is made and entered into by and between Sudhir Appukuttan Panikassery (“Executive”) and Aeries Technology Middle East Ltd. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on [INSERT TERMINATION DATE];

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated June 1, 2024 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service he has or will provide for the Company;

NOW, THEREFORE, in consideration of the promises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Claims Released Under This Agreement. In exchange for the opportunity to receive the severance benefits described in Section 14.3(b), Section 14.4(b) or (c) or Section 14.5 of the Agreement and except as provided in Paragraph 2 below, subject to his fulfillment of his ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a) any and all claims under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Fair Labor Standards Act, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(b) claims for violations of any other federal or state statute or regulation or local ordinance whether in the UAE or any other applicable jurisdiction to the extent permitted by UAE law or the law of another applicable jurisdiction;

(c) claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d) claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e) any other claims under applicable law arising in tort or contract.

2. Claims Not Released Under This Agreement. In signing this Release, Executive is not releasing any claims that (a) enforce his rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s constitution, articles, regulations, or otherwise. However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3. No Assignment of Claim. Executive hereby represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his representatives, employees or agents.

5. No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the any local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

6. Disclosure. Executive acknowledges and warrants that, that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, the Executive is not aware of any matters for which the Executive was responsible or which came to the Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7. Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

8. Cooperation. The Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which the Executive may have knowledge or in which the Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities. Such reasonable cooperation includes meeting with the Company representatives and counsel to disclose such facts as the Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in the course of complying with this obligation and pay Executive at a rate of $[●] an hour for time spent in the course of complying with this obligation. Nothing in this Section 8 should be construed in any way as prohibiting or discouraging the Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9. Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

10. Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law. The Company will not be required to post bond or other security, and will not have the burden of proving actual damages.

11. Restrictive Covenants. Executive acknowledges that he entered into restrictive covenants in Sections 9, 10, 11 and 12 of the Agreement, and that in accordance with the terms of the Agreement, he is subject to those obligations as they remain in full force and effect following Executive’s separation of employment with the Company.

12. No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.

13. Entire Agreement. This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 17 below.

14. Binding Effect. This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

15. Captions. The captions to the various sections of this Release are for convenience only and are not part of this Release.

16. Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

17. Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

18. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Release shall be governed by, and construed in accordance with, the laws of the Abu Dhabi Global Markets without giving effect to any choice of law or conflict of law rules or provisions (whether of the ADGM or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the ADGM. All disputes arising out of or relating to this Release shall be resolved in the ADGM courts. The Executive and the Company hereby consent to the jurisdiction and venue of such courts and irrevocably waive the necessity of personal service of process and consent to service of process by First Class mail (return receipt requested), UPS next day delivery or a comparable delivery service. Notwithstanding the foregoing, the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Release.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed to:

“COMPANY”

Aeries Technology Middle East Ltd

By:
Name:
Title:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Sudhir Appukuttan Panikassery

SCHEDULE 3

ANNUAL INCENTIVE AW ARD:

The Executive will be eligible to receive an Annual Incentive as per below matrix, to be populated following agreement with the Board as set forth in clause 4 below, capped to the maximum of 300% of Annual Salary, provided the fulfilment of criteria as defined below.

Criteria

1.	Company Performance: Achievement of 85% of set target for Revenue and EBIDTA

	Threshold	Weightage	Target
			Year 1	Year 2	Year 3
Revenue	85%
EBIDTA	85%

2.	The Executive will also receive annual equity and similar long term incentive plans, grants, from the anniversary of the closing date and linked to the achievement of growth objectives and the quoted share price reaching the initial targets of USD 11.5, USD 15, USD 20, and USD 25.

3.	The above metrices shall be evaluated on every anniversary of the closing of the Transaction.

4.	The targets in the current schedule shall be mutually agreed with the Board and the Compensation Committee and indicated in writing to the employee in the format specified in Criteria 1 above.

SCHEDULE 4

Existing Other Activities

Sr. No.	Name of Company/LLP	Shareholding
1.	Spark Associates LLP	50%
2.	Aeries Technology Products and Strategies Private Limited	5.12%
3.	Aeries Technology Group Business Accelerators Private Limited	7.59%
4.	Novo Technology and Trading Private Limited (Dormant co.)	10%
5.	Efulfilment Market Services Private Limited	80%